Exhibit 23.1

De Leon & Company, P.A. CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS 510 NW 159th Lane Pembroke Pines, Florida 33028 (954) 445-6478 fax 1-888-640-6161	WWW.DLCPAS.COM

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Form S-1 Registration Statement of AVRA Medical Robotics, Inc. to be filed on or around October 1, 2019, of our report for the periods ended December 31, 2017 and 2018 relating to the financial statements of AVRA Medical Robotics, Inc. which appears in such Form S-1 and to the reference to our Firm under the caption "Experts" in such filing.

/s/ De Leon & Company, P.A.
Certified Public Accountants

October 2, 2019

MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	BOARD CERTIFIED IN BUSINESS APPRAISALS
INSTITUTE OF MANAGEMENT ACCOUNTANTS	CERTIFIED MANAGEMENT ACCOUNTANT
INSTITUTE OF FRAUD EXAMINERS	CERTIFIED IN FINANCIAL MANAGEMENT
MASTERS IN BUSINESS ADMINISTRATION